Exhibit 99.1

United Rentals to Acquire BakerCorp

Expands specialty rentals in North America and establishes a leading position in the broader fluid solutions market

STAMFORD, Conn. and SEAL BEACH, Calif. – July 2, 2018 – United Rentals, Inc. (NYSE: URI) (“United Rentals” or “the company”) and BakerCorp International Holdings, Inc. (“BakerCorp”) today announced that they have entered into a definitive agreement under which United Rentals will acquire BakerCorp for approximately $715 million in cash. The boards of directors of United Rentals and BakerCorp have unanimously approved the agreement. The transaction is expected to close in the third quarter of 2018.

BakerCorp is a leading multinational provider of tank, pump, filtration and trench shoring rental solutions for a broad range of industrial and construction applications. The company has approximately 950 employees serving more than 4,800 customers in North America and Europe. BakerCorp’s operations are primarily concentrated in the United States and Canada, where it has 46 locations, with another 11 locations in France, Germany, the UK and the Netherlands. For the trailing 12 months ended May 31, 2018, BakerCorp generated $79 million of adjusted EBITDA at a 26.9% margin on $295 million of total revenue.

The company plans to update its 2018 financial outlook to reflect the combined operations after the transaction is complete.

Strong Strategic Rationale

•	BakerCorp’s 75-plus years in business have created strong, blue-chip customer relationships in the industrial and construction sectors. The combined company will serve a larger strategic account base with a broader fleet range, including approximately 24,000 units to be acquired at closing. The combination is expected to create significant opportunities for revenue growth and customer service through cross-selling, re-rent conversion and scale.

•	The combination of BakerCorp’s comprehensive solutions across fluid storage, transfer and treatment with United Rentals’ Pump Solutions unit will create an enhanced value proposition for customers across the broader fluid solutions space, with market-leading revenue of approximately $606 million (pro forma trailing 12 months).

•	The integration of BakerCorp into United Rentals will give the acquired locations access to United Rentals’ systems and technology, as well as process and data-driven efficiencies. The combined operations are expected to create approximately $19 million in direct cost synergies across corporate overhead and shared services.

•	BakerCorp’s international operations, which accounted for approximately 15% of total revenue for their fiscal year ended January 31, 2018, provide an attractive entry into select European markets for the rental of fluid solutions.

•	United Rentals and BakerCorp share many cultural attributes, including exemplary safety records, highly engaged employees, deep industry expertise and a commitment to help customers succeed through cost-efficient, productive solutions.

•	United Rentals will acquire BakerCorp for a purchase price of approximately $715 million in cash. This represents a multiple of 9.0x adjusted EBITDA for the trailing 12-month period ended May 31, 2018, and an adjusted purchase multiple of 6.6x, including tax benefits and cost synergies.

•	The acquisition is expected to be accretive to adjusted earnings per share with an attractive internal rate of return and run-rate ROIC exceeding cost of capital within 36 months after closing. The company expects its net leverage ratio to be approximately 2.5x at year-end 2018 and remains committed to executing its recently announced $1.25 billion share repurchase authorization.

•	The transaction is not conditioned on financing. United Rentals expects to use a combination of cash and existing capacity under its ABL facility to fund the transaction and related expenses.

CEO Comments

Michael Kneeland, chief executive officer of United Rentals, said, “We’re very pleased to announce an agreement to acquire BakerCorp, an expert in fluid solutions and a highly regarded, customer-focused operation. We’re gaining a terrific team that shares our strong commitment to safety and customer service, and operations that complement our North American pump and trench offerings. This transaction will also be our company’s first experience in Europe, where BakerCorp has established an attractive, fast-growing business with significant future opportunity.”

Kneeland continued, “We set a high bar across strategic, financial and cultural metrics when evaluating any acquisition. BakerCorp met every test, with the additional advantage of being primed to benefit from our systems and technology. We expect the combination to augment our revenue, earnings and EBITDA in 2018, while propelling the growth of one of our most promising specialty segments.”

Bob Craycraft, president and chief executive officer of BakerCorp, said, “I’m extremely proud of what our team has built. The value we’ve delivered for our customers has created this new opportunity to be part of the largest equipment rental company in the world. The combination with United Rentals is an exciting development for the future of both our customers and employees.”

Other

Centerview Partners acted as financial advisor to United Rentals, and Sullivan & Cromwell acted as legal advisor. Morgan Stanley & Co LLC acted as financial advisor to BakerCorp, and Fried Frank acted as legal advisor.

Presentation and Conference Call / Webcast

A presentation about the transaction is available on the Investor Relations section of United Rentals’ website under the “Investor Presentations” tab. The company will discuss the planned acquisition on a conference call today, July 2, 2018, at 12:00 p.m. Eastern Time. The conference call number is 855-458-4217 (international: 574-990-3618). The conference call will also be available live by audio webcast at unitedrentals.com, where it will be archived for 30 days. The replay number for the call is 404-537-3406, passcode is 9869023.

Non-GAAP Measures

BakerCorp’s adjusted EBITDA is a non-GAAP financial measure as defined under the rules of the Securities and Exchange Commission. United Rentals believes that this non-GAAP financial measure provides useful information about the proposed transaction; however, it should not be considered as an alternative to GAAP net income. A reconciliation between BakerCorp’s net income (loss) and adjusted EBITDA, as well as other financial data, is provided in the investor presentation available on the company’s website.

About United Rentals

United Rentals, Inc. is the largest equipment rental company in the world. The company has an integrated network of 1,002 rental locations in 49 states and every Canadian province. The company’s approximately 15,000 employees serve construction and industrial customers, utilities, municipalities, homeowners and others. The company offers approximately 3,400 classes of equipment for rent with a total original cost of $11.39 billion. United Rentals is a member of the Standard & Poor’s 500 Index, the Barron’s 400 Index and the Russell 3000 Index® and is headquartered in Stamford, Conn. Additional information about United Rentals is available at unitedrentals.com.

About BakerCorp

BakerCorp is a multinational provider of tank, pump, filtration and trench shoring rentals, with a national network in the United States and additional locations in Canada and Europe. The company offers high-quality liquid- and solid-handling equipment, containment and other fluid solutions to a wide variety of end markets within the industrial and construction sectors. BakerCorp’s diverse rental fleet consists of more than 24,000 units, including steel tanks, polyethylene tanks, roll-off boxes, pumps, pipes, hoses and fittings, filtration units, tank trailers, berms and trench shoring equipment. Additional information about BakerCorp is available at bakercorp.com.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995, known as the PSLRA. Forward-looking statements involve significant risks and uncertainties that may cause results to differ materially from those set forth in the statements. These statements are based on current plans, estimates and projections, and, therefore, you should not place undue reliance on them. No forward-looking statement, including any such statement concerning the completion and anticipated benefits of the proposed transaction, can be guaranteed, and actual results may differ materially from those projected. United Rentals undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise. Forward-looking statements are not historical facts, but rather are based on current expectations, estimates, assumptions and projections about the business and future financial results of the equipment rental industries, and other legal, regulatory and economic developments. We use words such as “anticipates,” “believes,” “plans,” “expects,” “projects,” “future,” “intends,” “may,” “will,” “should,” “could,” “estimates,” “predicts,” “potential,” “continue,” “guidance” and similar expressions to identify these forward-looking statements that are intended to be covered by the safe harbor provisions of the PSLRA. Actual results could differ materially from the results contemplated by these forward-looking statements due to a number of factors, including, but not limited to, those described in the SEC reports filed by United Rentals, as well as the possibility that (1) the length of time necessary to consummate the proposed transaction may be longer than anticipated; (2) problems may arise in successfully integrating the businesses of United Rentals and BakerCorp, including, without limitation, problems associated with the potential loss of any key employees of BakerCorp; (3) the proposed transaction may involve unexpected costs, including, without limitation, the exposure to any unrecorded liabilities or unidentified issues that we fail to discover during the due diligence investigation of BakerCorp or that are not subject to indemnification or reimbursement by BakerCorp, as well as potential unfavorable accounting treatment and unexpected increases in taxes; (4) our business may suffer as a result of uncertainty surrounding the proposed transaction, any adverse effects on our ability to maintain relationships with customers, employees and suppliers, or the inherent risk associated with entering a geographic area or business; and (5) the industry may be subject to future risks that are described in the “Risk Factors” section of the Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and other documents filed from time to time with the SEC by United Rentals and BakerCorp. United Rentals gives no assurance that it will achieve its expectations and does not assume any responsibility for the accuracy and completeness of the forward-looking statements.

The foregoing list of factors is not exhaustive. You should carefully consider the foregoing factors and the other risks and uncertainties that affect the businesses of United Rentals and BakerCorp described in the “Risk Factors” section of the Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and other documents filed from time to time with the SEC by United Rentals and BakerCorp. All forward-looking statements included in this document are based upon information available to United Rentals on the date hereof; and United Rentals assumes no obligations to update or revise any such forward-looking statements.

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Contact:

United Rentals, Inc.

Ted Grace

(203) 618-7122

Cell: (203) 399-8951

tgrace@ur.com